UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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International Rectifier Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The documents listed below were distributed by email to the employees of International Rectifier Corporation on August 20, 2014.  The documents listed below are also available on International Rectifier Corporation’s internal website.

•                  Employee Letter (Exhibit 1)

•                  Employee All Hands Memo (Exhibit 2)

•                  Frequently Asked Questions (FAQs) (Exhibit 3)

Forward-Looking Statements

This document includes statements that constitute “forward-looking statements”, which may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties concerning Infineon Technologies AG’s (“IFX”) proposed acquisition of International Rectifier and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the transaction will not close or that the closing may be delayed; the possibility that the conditions to the closing of the transaction may not be satisfied; the risk that competing offers will be made; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; general economic conditions; conditions in the markets IFX and International Rectifier are engaged in; behavior of customers, suppliers and competitors (including their reaction to the transaction); and specific risk factors discussed in other releases and public filings made by International Rectifier (including its filings with the Securities and Exchange Commission (“SEC”)). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, International Rectifier will file a proxy statement with the SEC. INTERNATIONAL RECTIFIER STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by International Rectifier with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents filed by International Rectifier with the SEC may also be obtained for free from the Investor Relations section of International Rectifier’s web site (www.irf.com) or by contacting International Rectifier investor relations by mail at Attn: Investor Relations, 101 North Sepulveda Boulevard, El Segundo, California 90245.

International Rectifier and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from International Rectifier’s stockholders in connection with the proposed transaction.  Information concerning the interests of International Rectifier’s participants in the solicitation, which may be different than those of International Rectifier’s stockholders generally, is set forth in International Rectifier’s proxy statement relating to its 2013 annual meeting of stockholders filed with the SEC on September 25, 2013 and in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2014 filed with the SEC on August 20, 2014.  Additional information regarding the interests of those deemed participants in the proposed transaction will be included in the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Rectifier’s website at www.irf.com.

To the IR Team,

This afternoon, we announced a definitive agreement under which Infineon Technologies AG will acquire International Rectifier in an all-cash transaction for $40 per share of IR stock worth about $3 billion. The press release is posted to www.irf.com

This transaction is subject to regulatory approvals in various jurisdictions, customary closing conditions and IR shareholder approval, and is not expected to close until late in the calendar year 2014 or early calendar 2015. As a result, we will continue to operate as an independent company and today’s announcement should not affect how we do our jobs.  I want to stress that it is important that we remain focused on the work at hand to ensure that we continue to meet our commitments to our customers, shareholders and each other.

The combination of Infineon and IR will create a stronger, highly competitive company focused on serving multiple attractive end markets in power management. The combined company will have approximately $6 billion in sales, approximately 30,000 employees, and operations across North America, Asia and Europe.

Infineon and IR’s product portfolios are highly complementary. International Rectifier’s leadership position and expertise in lower power IGBTs, Intelligent Power Modules, Power MOSFETs, and Digital Power Management ICs will broaden Infineon’s leading position in higher power discretes and modules. The transaction will result in a broader range of innovative products, creating a complete provider in the market for silicon-, silicon-carbide- and gallium-nitride-based power devices and ICs. Together, we also will have greater ability to scale with our customers, innovate and drive growth.

CEO of Infineon, Dr. Reinhard Ploss will lead the combined company, and he and I will work closely over the next four to six months to plan a seamless integration. The first step in that process will be to create a joint integration planning team that would plan functional and operational integration of both companies, manage risks and identify value creating opportunities. I encourage you to view a personal welcome message from Dr. Ploss to IR employees by clicking here.

This memo is intended to provide you with a high level overview of this transaction and the opportunities it would create for a combined company. In order to provide you with more information, address common employee concerns, and to provide you with an opportunity to ask questions, the executive management team and I will personally be visiting all major IR sites over the next 10 days (please see the schedule below), starting with an all-hands meeting with El Segundo and Irvine employees tomorrow morning at 10:00 am. You can also find additional information on myirf.com by clicking here.

While this is a positive next step in IR’s evolution, change always brings challenges and uncertainty.  I’m confident that together we will successfully navigate through these changes to build a strong and successful new company.

Region	Date of on-site visit
Americas
Chandler, AZ (U.S.A.)	22-Aug
El Segundo, CA (U.S.A.)	21-Aug
Irvine, CA (U.S.A.)	21-Aug
Leominster, MA (U.S.A.)	26-Aug
Mesa, AZ (U.S.A.)	22-Aug
San Jose, CA (U.S.A.)	25-Aug

St. Paul, MN (U.S.A.)	w/c Aug 25
Temecula, CA (U.S.A.) - Fab 2	25-Aug
Tewksbury, MA (U.S.A.)	22-Aug
Tijuana, Mexico	22-Aug
Warwick, RI (U.S.A.)	25-Aug
Asia
Beijing, China	w/c Aug 25
Hong Kong	25-Aug
Manila, Philippines	22-Aug
Seoul, Korea	28-Aug
Shanghai, China	27-Aug
Shenzhen, China	25-Aug
Singapore, Singapore - Fab 18	21-Aug
Singapore – Sales Office	26-Aug
Taipei, Taiwan	26-Aug
Xian, China	(Call)
Europe
Neu Isenburg, Germany	w/c 25-Aug
Newport, Wales (U.K.) - Fab 11	27-28 Aug
Pavia, Italy	26-Aug
Provence, France	4-Sep
Reigate, England (U.K.)	27-28 Aug
Skovlunde, Denmark	27-Aug
Japan
Nagoya, Japan	29-Aug
Osaka, Japan	29-Aug
Tokyo, Japan	29-Aug

Thank you for your continued dedication and support.

Oleg Khaykin

President and CEO

International Rectifier Corporation

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, International Rectifier will file a proxy statement with the Securities and Exchange Commission (SEC). INTERNATIONAL RECTIFIER STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by International Rectifier with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents filed by International Rectifier with the SEC may also be obtained for free from the Investor Relations section of International Rectifier’s web site (www.irf.com) or by contacting International Rectifier investor relations by mail at Attn: Investor Relations, 101 North Sepulveda Boulevard, El Segundo, California 90245.

International Rectifier and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from International Rectifier’s stockholders in connection with the proposed transaction.  Information concerning the interests of International Rectifier’s participants in the solicitation, which may be different than those of International Rectifier’s stockholders generally, is set forth in International Rectifier’s proxy statement relating to its 2013 annual meeting of stockholders filed with the SEC on September 25, 2013.  Additional information regarding the interests of those deemed participants in the proposed transaction will be included in the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Rectifier’s website at www.irf.com.

To IR El Segundo and Irvine Teams,

Tomorrow morning, I will host an all-hands employee meeting at the Manhattan Beach Marriott Hotel to discuss today’s announcement regarding our definitive agreement with Infineon, whereby Infineon will acquire IR. At the meeting I will discuss the new strategic opportunities the transaction presents for IR’s employees and customers and address common employee concerns.

Time:	10.00am – 11.00am
Location:	Manhattan Beach Marriott
1400 Parkview Avenue, Manhattan Beach, 90266

You will need to show your IR security badge to enter the meeting. Parking fees will be covered by IR and you will receive parking validation when you check in with your security badge.

While this is a positive next step in IR’s evolution, change always brings challenges and uncertainty.  I’m confident that together we will successfully navigate through these changes to build a strong and successful new company.

Sincerely,

Oleg Khaykin

President and CEO

International Rectifier Corporation

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, International Rectifier will file a proxy statement with the Securities and Exchange Commission (SEC). INTERNATIONAL RECTIFIER STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by International Rectifier with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents filed by International Rectifier with the SEC may also be obtained for free from the Investor Relations section of International Rectifier’s web site (www.irf.com) or by contacting International Rectifier investor relations by mail at Attn: Investor Relations, 101 North Sepulveda Boulevard, El Segundo, California 90245.

International Rectifier and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from International Rectifier’s stockholders in connection with the proposed transaction.  Information concerning the interests of International Rectifier’s participants in the solicitation, which may be different than those of International Rectifier’s stockholders generally, is set forth in International Rectifier’s proxy statement relating to its 2013 annual meeting of stockholders filed with the SEC on September 25, 2013.  Additional information regarding the interests of those deemed participants in the proposed transaction will be included in the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Rectifier’s website at www.irf.com.

FAQs

FINAL: August 20, 2014

GENERAL

Q1. What was announced today? What are the terms of the deal?

Infineon is buying International Rectifier for $40 per share in an all-cash transaction worth about $3 billion. The boards of both companies have unanimously approved the transaction. The agreement is subject to regulatory approvals in various jurisdictions, customary completion of the deal conditions and the approval of International Rectifier’s stockholders. The two companies will operate separately until the completion of the deal, which is expected to occur late in calendar year 2014 or early in calendar year 2015.

Q2. Why are International Rectifier and Infineon entering into this agreement?

The combination of Infineon and International Rectifier will create a stronger and more innovative company focused on technology development and will better serve multiple attractive growth end markets in areas such as industrial, automotive and servers. Together, we will have greater scale to invest in R&D and drive growth with a combined nearly $6 billion in revenue, approximately 30,000 employees and operations worldwide.

Q3. It seemed like International Rectifier was well positioned to grow independently. Why are we selling the company now?

While we remain well positioned in our markets and with key customers, and are confident in future growth, the agreement will yield benefits through increased scale and greater depth across our markets. The combined company will also have greater relevance at customers due to a broader and deeper portfolio of standard and custom products in addition to delivering a significant premium to our shareholders.

Q4. How did this transaction evolve? Were there any other companies interested in acquiring us?

International Rectifier was not looking to be sold. Infineon approached us independently with a compelling offer, and after careful deliberation and approaching other potential buyers of the Company to ascertain their interest in providing us with a better offer, our Board of Directors decided it was in the best interests of the company and our stockholders to enter into this transaction. More details about the transaction process may be found in our proxy statement, which will be available prior to the stockholder vote.

Q5. When will the transaction be completed?

The agreement is subject to regulatory approvals in various jurisdictions, customary closing conditions and International Rectifier shareholder approval. The two companies will operate as separate companies until the completion of the deal, which is expected to occur late in calendar year 2014 or early in calendar year 2015.

Q6. What are the plans to integrate the two companies?

An integration team, led by senior management and including representatives of both companies, has formed and will immediately begin planning for the closing of the transaction and looking at the best way to integrate International Rectifier and Infineon. The integration team will likely communicate periodically about progress.

Q7. Who will run IR until the completion of the deal?

It will be business as usual.  IR’s President and CEO, Oleg Khaykin will continue to run IR until the completion of the transaction.

Q8. What can we expect in the interim?

We need to remain focused and conduct business as usual. Until the transaction is approved by stockholders and regulators and closed, we will continue to operate independently from Infineon as we always have. It’s vitally important for all of us to remain focused on the work at hand and deliver on our commitments to our customers and stockholders.

As we go forward, International Rectifier will file a proxy statement and hold a shareholder meeting to approve the transaction, and the two companies will pursue regulatory approvals in the U.S. and other countries, and prepare for the integration.

Q9. What should I do if I receive a question from investors or media?

Our communications team is responsible for communicating with outside parties. If you receive an inquiry, please contact either Chris Toth at ctoth1@irf.com or Sian Cummins at scummin1@irf.com.

Q10. What can I communicate to customers?

All communications with customers are being coordinated through International Rectifier Sales. Any exception to this should be discussed with your manager and approved by Adam White, Senior VP, Global Sales, or his direct staff. We have prepared communication documents, including a news release, a short presentation discussing overall rationales and benefits, and letters for customers and suppliers. These documents provide information that you can share with customers and suppliers if you are authorized to communicate. It is important that you closely follow the prepared documents so that we convey consistent messages and emphasize that we will operate the business as usual until completion of the deal.

Q11. How will IR’s customers and channel partners benefit from this transaction?

Together, Infineon and International Rectifier will be able to offer customers a highly complementary range of products and services. The combined company will also benefit significantly from enhanced and accelerated technological leadership in power management, increased R&D expertise as well as a larger regional footprint to serve and outgrow multiple attractive end markets.

Q12. How will this transaction impact my customers /channel partners?

Operationally, it will be business as usual for IR’s customers and channel partners until completion of the deal. We will communicate any post-closing changes that may occur in as timely a manner as possible.  We remain committed to providing our customers and channel partners with outstanding customer service, advanced power management solutions, world-class quality and manufacturing. We continue to look forward to a long and mutually beneficial relationship.

Q13. Will IR and Infineon continue to compete for business in the interim?

We need to remain focused and conduct business as usual as an independent company. Until the transaction is approved by shareholders and regulators and closed, we will continue to operate independently from Infineon. It’s vitally important for all of us to remain focused on the work at hand and deliver on our commitments to our customers and stock.

Q14. Will we continue to offer our customers the same product lines?

Infineon’s and International Rectifier’s product portfolios are highly complementary.  International Rectifier’s position and expertise in IGBTs and Intelligent Power Modules as well Power MOSFETs and Digital Power Management ICs will broaden Infineon’s position in higher power discretes and modules. The transaction will result in a broader range of products creating a complete provider in the market for silicon-, silicon-carbide- and gallium-nitride-based power devices and ICs. The increase in exposure to the distribution channel will allow Infineon to meet the needs of a broader range of customers.

Q15. Will we continue with our GaN program?

With International Rectifier, Infineon acquires a technology leader in Gallium Nitride on Silicon (“GaN”) based power semiconductors. This will accelerate Infineon’s own GaN roadmap, both in GaN power devices and GaN system solutions strengthening its position in this strategically important technology platform with significant future growth potential.

ORGANIZATIONAL STRUCTURE

Q16. How will engineering, sales, marketing, operations and other functions be integrated into Infineon? Will the organization structure change?

Until the completion of the deal, there are no expected changes to International Rectifier’s organizational structure. Upon the closing of the transaction, International Rectifier will be integrated into various structures within Infineon, which will continue to be led by CEO Reinhard Ploss. More information will be communicated as the integration planning team works through the process.

Q17. Will the International Rectifier executive team be part of the combined company after completing the deal?

It is still too early to discuss management composition or organization. This will be worked by the integration planning team over the coming months.

Q18. What will happen to International Rectifier facilities around the world?

The integration planning team will develop recommendations, if any, regarding changes to geographic footprints. For example, there may be opportunities to realize efficiencies by co-locating International Rectifier and Infineon employees in existing International Rectifier and/or Infineon facilities.

COMPENSATION & BENEFITS

Q19. What happens to compensation and benefits for International Rectifier employees?

Salary, annual cash incentive compensation opportunities, severance and other benefits will remain substantially the same on the whole until at least the end of 2015.  Beyond that, Infineon will plan how best to integrate the two companies.

Q20. How can I learn more about Infineon’s benefits programs?

Infineon has agreed to keep salary, annual cash incentive compensation opportunities, severance and other benefits substantially the same on the whole until at least the end of 2015.  Infineon will provide you with information about its benefit programs and the transition to its benefit programs at an appropriate time.

Q21. Will Infineon recognize my years of service with International Rectifier?

Infineon will recognize years of service under its benefit programs once International Rectifier employees transition to the Infineon benefit plans to the same extent that years of service were recognized under International Rectifier benefit plans.

Q22. What will happen to my existing International Rectifier restricted stock units (RSUs) and stock options? When can I sell my RSUs or exercise my stock options?

Between now and completion of the deal, any shares you received from the vesting of RSUs or that you purchased under the Employee Stock Purchase Plan (ESPP) can be sold and you can exercise any vested stock options unless you are subject to one of the blackouts, like our earnings blackout, contained in our Stock Trading Policy.

Until the transaction closes, RSUs and stock options continue to vest in accordance with their original vesting schedules. On the date the transaction closes, any unvested stock options will immediately vest and be cancelled and you will receive in exchange for each vested stock option, an amount equal to the difference between $40 and the exercise price of the stock option, multiplied by the number of shares of International Rectifier stock for which the option was exercisable.

On the date the transaction closes, each RSU that vests based on the achievement of performance goals (PSU) will vest or be forfeited, as applicable, based on the achievement of the applicable performance goals.  Each PSU that vests in connection with the transaction will be cancelled in exchange for a cash payment equal to $40 multiplied by the number of shares of International Rectifier stock covered by the vested PSU.

On the date the transaction closes, each RSU (other than certain RSUs subject to specific terms or that are scheduled to vest by June, 2015) that vests based solely on the passage of time will be converted into an unvested right to receive an amount in cash equal to $40 multiplied by the number of shares of International Rectifier stock covered by the unvested RSU.  The converted cash award will continue to vest in accordance with the same terms and conditions as the original RSU (including with respect to accelerated vesting and payment upon certain terminations of employment), however the vesting dates for the converted cash awards will be amended to be earlier than the vesting dates of the original RSUs.  On the date the transaction closes, each RSU that is scheduled to vest by June, 2015 will vest and be cancelled in exchange for a cash payment equal to $40 multiplied by the number of shares of International Rectifier stock covered by the vested RSU.  More information on the treatment of outstanding International Rectifier equity awards are provided in the table below and will be provided at a later date at www.myirf.com

Time vested RSUs for non-executive officers
Grant Year	2015		2016		2017
	Normal Vest Date	Accelerated Vest Date	Normal Vest	Accelerated Vest Date	Normal Vest	Accelerated Vest Date
2012	Jun-15	At Closing	NA	NA	NA	NA
2013	Jun-15	At Closing	Jun-16	Dec-15	NA	NA
2014	Jun-15	At Closing	Jun-16	Dec-15	Jun-17	Dec-16

1. If employee is terminated without good cause, RSU's accelerate and are paid at termination date
2. Please see RSU grant documents for "good cause" resignation clause

Q23. The price to be paid for International Rectifier stock in the transaction is $40 per share. Why is International Rectifier currently trading at a lower price?

International Rectifier’s current stock price takes into account a number of market factors, including investors’ expectations of the amount of time it will take to close the transaction.

EMPLOYEE IMPACT

Q24. Will we finalize the annual performance assessment? Will there be an opportunity for raises or promotion upon reviews? Will I still be eligible for quarterly bonuses to be paid?

Our annual performance assessment process process that started with self-assessment and culminates in potential compensation adjustments (such as salary adjustments and target incentive adjustments, if eligible and earned) will proceed normally in accordance with our customary practice.

Until the transaction closes IR will continue its Cash Incentive Program. Infineon will provide you with information about incentive programs and the transition to its incentive programs at an appropriate time.

Q25. Will there be any layoffs as a result of the agreement?

Prior to completion of the deal, International Rectifier will continue to conduct business as usual. Any such changes would be consistent with our normal planning process and not the result of the transaction. Upon closing, the decisions regarding personnel will be up to Infineon .

Q26. If an employee is terminated as a result of the agreement, will severance be provided and at what level?

International Rectifier’s severance policies will continue to apply on the existing terms and conditions until at least December 31, 2015.  That means that upon a qualifying termination of employment, affected employees will generally receive severance benefits based on applicable policies and practices in place at each site location.

Q27. Will employees still be required to take mandatory time off during the planned company shutdown at the end of December 2014?

Yes. Until the completion of the deal, we will continue to operate the business as usual.

Q28. Will hiring continue pending the completion of the transaction?

Yes, we are conducting business as usual.

Q29. Where can I get more information?

The executive management team will hold an all-hands meeting for employees in El Segundo and Irvine on Thursday morning at 10:00 AM at the Manhattan Beach Marriott to discuss the transaction and address common employee concerns.  A full list of upcoming town hall meetings can be found in the employee communcations email or at www.myirf.com.  In addition, as more information is developed, it will be posted to Insight.

Q30. What if I have more questions?

Contact your HR Business Partner.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, International Rectifier will file a proxy statement with the Securities and Exchange Commission (SEC). INTERNATIONAL RECTIFIER STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by International Rectifier with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents filed by International Rectifier with the SEC may also be obtained for free from the Investor Relations section of International Rectifier’s web site (www.irf.com) or by contacting International Rectifier investor relations by mail at Attn: Investor Relations, 101 North Sepulevda Boulevard, El Segundo, California 90245.

International Rectifier and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from International Rectifier’s stockholders in connection with the proposed transaction.  Information concerning the interests of International Rectifier’s participants in the solicitation, which may be different than those of International Rectifier’s stockholders generally, is set forth in International Rectifier’s proxy statement relating to its 2013 annual meeting of stockholders filed with the SEC on September 25, 2013.  Additional information regarding the interests of those deemed participants in the proposed transaction will be included in the proxy statement in connection with the proposed transaction and other relevant documents to be filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Rectifier’s website at www.irf.com.